Exhibit 99.1

INFORMATION REGARDING THE COMPENSATION OF DIRECTORS

The Compensation Committee of the Board of Directors reviews director compensation every two years and engages an independent compensation consultant to advise the Compensation Committee on market data, trends, and recommendations for this biennial review.

Currently, the outside directors (all directors other than Mr. Gilliland, the Company’s Chairman and Chief Executive Officer) receive a semi-annual retainer of $20,000 ($40,000 annually) for service on the Board of Directors and $2,000 for each day of Board or committee meetings attended in person (but not chaired). For each day of telephonic meetings attended (but not chaired) outside directors received $1,000. Each chairman of a committee receives an additional semi-annual retainer of $5,000 ($10,000 annually).  Each outside director who chairs a committee meeting receives $3,000 for each day that includes an in-person meeting, and $2,000 for each day that includes a telephonic meeting.

In addition, for every regularly scheduled Board meeting attended in person, each outside director currently receives options to purchase 600 shares (up to a maximum of 3,600 per year)of the Company’s Class A Common Stock (“Common Stock”) under the Sabre Holdings Corporation Amended and Restated 1996 Long-Term Incentive Plan (the “Amended LTIP”) and 400 deferred stock units (up to a maximum of 2,400 per year) under the 2003 Directors Deferred Compensation and Deferred Stock Unit Plan (the “2003 Directors Plan”).  In addition, any new outside director, when first elected to the Board, currently receives a one-time inducement award (the “inducement award”) of 3,000 deferred stock units under the 2003 Directors Plan and options for 10,000 shares of Common Stock under the Amended LTIP. The stock options currently have an exercise price equal to the fair market value, as determined under the Amended LTIP, of the underlying shares on the date of grant, generally vest one year from grant date, and currently have a ten-year term.

Pursuant to the biennial review process described above, on December 17, 2004, the Compensation Committee approved adjustments to simplify and streamline the compensation of the Company’s directors.  Total compensation of the directors will not change materially.  However, effective following the 2005 Annual Meeting of the Stockholders of the Company, the outside directors will be compensated in two semi-annual installments, with the first installment payable following the 2005 Annual Meeting of the Stockholders of the Company and the second installment payable 6 months later.  Total annual compensation will include:

•          $75,000 in cash

•          $60,000 in deferred stock units under the 2003 Directors Plan

•          $40,000 in stock options under the Amended LTIP

•          Each chairman of a committee and the lead director will receive an additional annual cash retainer of $15,000.

The deferred stock units and stock option grants are intended to deliver a specified value, rather than a specified number of deferred stock units and stock options.  The exact number of deferred stock units and stock options awarded will be determined based upon valuing the Company’s Common Stock using the average price of the Common Stock for the 30-day period preceding the grant date.  Directors will no longer receive separate compensation for each Board or Committee meeting.  In addition, the inducement award for new directors will be eliminated.

Directors may defer payment of all or any part of the cash fees described herein pursuant to the 2003 Directors Plan, which provides two deferral alternatives. Under the first deferral alternative, the Company will pay interest on the amount deferred using the six-month London Interbank Offered Rate, plus one percent. Under the second deferral alternative, compensation deferred during any calendar month is converted into units equivalent to the Company’s Common Stock by dividing the total amount of deferred compensation by the fair market value of the Common Stock, as determined under the 2003 Directors Plan. At the end of the applicable deferral period, the Company will pay to the director an amount in cash equal to the amount accrued in the director’s deferral account or the number of accumulated stock equivalent units multiplied by the fair market value of Common Stock, as determined under the 2003 Directors Plan, as of the date selected by the director in such director’s deferral election form or the installment payment date.

Upon termination from service on the Board of Directors, the Company will pay to the director an amount in cash equal to the number of his or her accumulated deferred stock units under the 2003 Directors Plan multiplied by the fair market value, as determined under the 2003 Directors Plan, of Common Stock on the last day of the month following the month in which the service terminates.

On December 1, 2003, Paul C. Ely was named Chairman of the Board of Directors. In recognition of his additional duties as non-executive Chairman of the Board, Mr. Ely received a semi-annual retainer of $50,000 in addition to his regular outside director compensation.  On November 9, 2004, Sam Gilliland was named the Chairman of the Board of Directors of the Company.  Mr. Gilliland does not receive additional compensation for his services as Chairman of the Board of Directors.  Also on November 9, 2004, the Board appointed a lead director, Royce S. Caldwell, to preside over executive sessions of the independent directors and act as a liaison between the Chairman and the independent directors of the Company.